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Exhibit 10.8

WORLD-WIDE SUPPLY AGREEMENT BETWEEN
HONEYWELL INTERNATIONAL AND
AGREEMENT CONTROL NUMBER FPHW2084

        Whereas Honeywell International, acting through and on behalf of its Home and Building Control North America Region (NAR) Automation & Control Products (ACP) ("Buyer") and Axcess, Inc. ("Seller") are desirous of entering into a comprehensive agreement for the purchase and sale of Radio Frequency Identification and other related technology and complementary products.

        Whereas, Seller has represented to Buyer that Seller will be able to sell equipment and parts, and perform services in accordance with this Agreement; and in consideration of the premises of the mutual undertakings hereunder, the parties agree as follows:

1.) TERM/TERMINATION

A.) Term

        Unless terminated earlier pursuant to paragraph 1B below, this Agreement shall be in effect for a period of 2years, commencing June 30, 2003 and ending June 30, 2005 and may be extended on a year to year basis by mutual written agreement of the parties on 60 days' prior written notice by Buyer to Seller prior to termination hereof via a dual signature amendment letter.

B.) Termination

        The intent of this agreement between Buyer and Seller is that it remain in effect for a period of 2 years pursuant to paragraph 1A above; however, Buyer may terminate this Agreement at any time, with or cause, upon sixty (60) days' prior written notice to Seller.

2.) AGREEMENT SCOPE

A.) Equipment/Parts/Material/Products

        Seller agrees to sell to Buyer and Buyer may elect to purchase from Seller as a preferred supplier, the equipment and services as summarized in attached Schedule "A".

        Buyer's plants or branch business units will issue purchase orders and/or releases under this supply agreement. Such purchase orders or releases shall govern the type and quantity to be purchased. If Buyer submits such purchase orders, Seller shall sell the products set forth pursuant to the terms of this Agreement and the Purchase Order, subject to the provisions of Section 12 of this Agreement.

B.) WEB PURCHASING SYSTEM

        Seller agrees to work with Buyer's third party provider to be set up on the web purchasing system (ACeSS). The Buyer purchasing web site will be the primary outlet for Honeywell branch level purchases, the secondary outlet is orders placed with MasterCard. It is Seller'sresponsibility to ensure pricing on the web based purchasing system catalog is current, correct and is reflective of the price structure established in this agreement.

C.) COVERAGE

        All of Buyer's domestic and international operating departments and subsidiary company plants shall be afforded pricing structure as defined herein. Additionally, third party contractors and design engineering firms will receive Buyer's pricing upon presentation of Buyer's agreement control number

D.) EXPECTATIONS

  •
  Executive management commitment

  •
  World class quality (zero defects)

  •
  Reduced cycle time

  •
  Reduced cost

  •
  Technical / service support

  •
  Document—product confidentiality

  •
  Mutual development of long range plans

  •
  Continuing involvement / assistance after installation

  •
  Commitment to constant, measurable productivity improvement as defined in Section 7

  •
  Responsiveness to changing conditions, problems, and requests

  •
  Joint efforts to advance the objectives of the agreement

  •
  Cost Reduction Strategies

  •
  Electronic catalog and electronic catalog capabilities

  •
  On-Time Delivery

  •
  Lead Time Reduction to meet Benchmarks

  •
  Employee Training Programs, e.g. Buyers, Process Improvement Skills

  •
  Participate in Early Supplier Involvement on Buyer New Product Development Programs

  •
  Inventory Reduction Programs

  •
  Metrics and Targets (as defined by Commodity Team)

  •
  Early Communication on product obsolescence

3.) QUANTITY

        Buyer will purchase from Seller such quantities of equipment, parts, and services available hereunder as it elects. Any forecasts of purchases provided by Buyer to Seller are for planning purposes only and shall not constitute a commitment to purchase.

4.) PRICE/PAYMENT TERMS AND SHIPMENT

  a.
  The purchase prices and applicable price structure of the Product during the term of this Agreement shall be as specified in Attachment A. Requests for pricing adjustments after initial firm price period (12 months from the effective date of this agreement) must be submitted in writing at least 90 days prior to proposed price change date. Any price adjustment must be fully documented and provide comparison to previous pricing, and is subject to Honeywell review

        Seller is expected to be forthcoming with price decreases as market conditions change and as productivity and efficiencies reduce costs for all and will seek to offset unavoidable price increases by driving productivity initiatives and cost reduction opportunities. If a price change is accepted, Buyer will issue a written amendment to this Agreement. If unacceptable, Buyer may terminate that portion of the Agreement on which the prices are unacceptable.

  b.
  The FOB point shall be Carrollton, TX.

    Freight charges shall be paid by Buyer.

    The parties agree to work together to determine the most effective methods of transportation.

  c.
  Payment terms shall be Net 60. Payment terms for international orders shall be negotiated between the Honeywell buying location and the supplier. All payments shall be made in U.S. currency unless otherwise noted in Schedule A. Order placement and payment may also be made with Master Card if agreed to by both parties.

  d.
  Duty, taxes, and customs clearance are normally paid by consignee. The parties agree to work together to determine the most economical means of processing orders.

6.) REBATES

  •
  In addition to competitive discount pricing, Seller agrees to provide Buyer with a mutually agreed upon Rebate Schedule (See Schedule B)

  •
  Seller will extend discounted pricing to Buyer's Subcontractors and Business Partners (such as Business Contractor Initiative [BCI])

  •
  Seller will include specified Buyer Subcontractors' and Partners' volume when calculating rebate

  •
  Seller will remit payment for earned rebates to Buyer quarterly as established in Schedule D

7.) MOST FAVORED NATIONS

        Seller will not sell products to others at a lower price than that provided to Buyer where volume levels are equal to or less than Buyer volume as measured on an annualized basis provided the terms of purchase are comparable.

8.) PRODUCTIVITY IMPROVEMENT

        Seller will identify and implement cost reduction opportunities, without sacrificing quality. Seller agrees to aggressively seek out and advise Buyer of cost reduction opportunities in the areas of, but not limited to: cycle time reduction, distribution, standardization, paperwork reduction, scrap reduction, material substitution and packaging.

11.) DELIVERY

        The parties hereto recognize that on-time deliveries are an important consideration to Buyer in managing its operations. Therefore, Seller will deliver equipment/product/material no later than the delivery date specified by Seller at the time of order release. If Buyer does subsequently alter a Purchase Order, both parties shall mutually agree on a new delivery date. Seller will maintain a record of its performance compared to delivery dates specified, and agrees to aggressively pursue programs to accomplish delivery on time, all the time.

12.) SUBCONTRACTOR PERFORMANCE

        Subcontractor performance where permitted by Buyer (see Schedule "C" paragraph 4) shall be under the control and responsibility of Seller and Seller shall be liable for the acts or omission of its subcontractors in failing to comply with its obligations to Buyer hereunder. Seller recognizes its responsibility for delivery of items supplied by third parties as well as direct deliveries by Seller. Seller agrees to follow up as promptly as practicable on quality problems and past-due orders, and to keep appropriate Buyer locations advised as to the status of such on a timely basis. Seller agrees to establish a system to track and evaluate such performance of third parties, and to consider such performance in selecting third party suppliers.

13.) QUALITY

        A.) Seller shall maintain a quality control program with the objective to yield one hundred percent (100%) conformance with quality requirements (i.e., zero defects).

        B.) Seller shall use its best efforts to maintain a system designed to minimize defective performance by Seller's suppliers and subcontractors.

        C.) Seller shall actively pursue meeting Buyer's own certification requirements as may be provided by buyer

        D.) Seller shall have electronic catalog and electronic supply chain capabilities.

14.) SPECIFICATIONS

        Seller will perform work hereunder in accordance with any specifications provided with the Purchase Order and such other applicable standards that are incorporated into subject specifications.

15.) PURCHASE ORDERS/F.A.R. REQUIREMENTS

        Individual Purchase Orders may contain provisions and conditions in addition to those set forth herein, in accordance with Buyer's material policies. Buyer's Standard Terms and Conditions as noted in Schedule "C" constitute an integral a part of this Agreement and, by reference, a part of each subsequent Purchase Order. In the event of a conflict between the terms and conditions on the reverse side of such Purchase Orders and the terms and conditions of this Agreement as noted in Schedule "C", the terms and conditions of this Agreement (Schedule "C") shall prevail.

        Individual Purchase Orders or other release documents may be subject to Federal Acquisition Regulations. Where required, these orders may be subject to Cost Accounting Standards, Disclosure Statements, Clean Air and Water Certificates, Certificates of Current Cost and Pricing Data and other Public Laws and Government Regulations.

16.) INVENTORY

        Seller will maintain inventory levels to service Buyer's operations based on historical buying habits as stated lead times as defined in attachment A and as forecasted in discussions between designated Seller and Buyer representatives.

17.) RECORDS AND INSPECTION

  (i)
  For "list and discount" or "cost-plus" pricing agreements, Seller agrees to maintain, in accordance with Generally Accepted Accounting Principles and Practices, suitably detailed records as may be necessary to adequately reflect the accuracy of Seller's charges and invoices for reimbursement under this Agreement. Seller shall permit Buyer's auditors to have access at all reasonable times to Seller's books and other records pertaining thereto and Seller shall require each of its Subcontractors to do likewise with respect to their books and records. Seller and each Subcontractor shall also furnish such other information as may be needed by Buyer's representatives in auditing the aforesaid accounts.

    Buyer may perform audits at any time prior to two (2) years following completion of this Agreement. If, as a result of any such review or audit, any invoice submitted by Seller is found to be in error, appropriate adjustment shall be made to such invoice or the next succeeding invoice following the discovery of such error. If any invoice is found to be in error after submission of Seller's final invoice for equipment, components, or parts, such error shall be appropriately corrected and any amount due as a result thereof shall be promptly paid by Seller or Buyer, as the case may be.

  (ii)
  Buyer's duly authorized representatives shall have the right to visit, observe, and inspect Seller's production and related facilities utilized to accomplish the objectives of this Agreement at any time during Seller's normal business hours.

18.) METRICS

        Seller shall monitor and report quarterly (at a minimum) and/or as directed by the Honeywell Commodity Supply Leader, the following metrics:

1.
Sales/Purchase volume for Honeywell International, Subcontracts and Business Partners.

2.
Rebate $'s earned based on sales/purchase volume. This report shall segregate and report special negotiated pricing when applicable.

3.
Problem response and resolution

4.
Delivery performance to order delivery schedules

5.
Product quality performance

        Other metrics to be mutually agreed as needs change or as warranted, and will use those commercially reasonable efforts to establish targets for improvement for each parameter.

19.) DOCUMENTS/NOTICES

        Except as the parties may otherwise agree, all documents and notices concerning this agreement shall be forwarded as follows:

A.)
To: Honeywell

  1985 Douglass Drive N
  Golden Valley, MN 55422

        Invoices and other project specific documents shall be submitted to appropriate Buyer Sites as specified by the Purchase Order or Release Order under which equipment, components, or parts are to be delivered.

B.)
To: Supplier

  3208 Commander Dr.
  Carrollton, TX 75006

20.) ASSIGNMENT

        This Agreement may not be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld

21.) ENTIRETIES

        This Agreement, along with the Schedules incorporated herein, embodies the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements concerning the same subject are superseded hereby. No modification of this Agreement shall be of any force or effect unless reduced to writing and signed by both parties.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Supplier	Honeywell International
By:	By:
Title:	Title: Commodity Leader
Date:	Date: June xx, 2003

SCHEDULE A

LEAD TIMES:

AXCESS PRODUCT LEAD TIMES ARE 4-6 WEEKS A.R.O.

PRICING LEVEL:

D2: THIS PRICING LEVEL REPRESENTS THE DEEPEST DISCOUNT DISTRIBUTOR PRICING THAT AXCESS OFFERS TO IT'S MOST FAVORED NATION RESELLERS.

MODEL	ITEM DESCRIPTION	HON Price	List
ACTIVE TAG (AT SERIES) ACTIVATORS AND RECEIVERS
AT-132-AT 000.009.011	ActiveTag Activator—Standalone tag activation transmitter (requires no ATU)	$	$765
AT-132-NR-S 000.010.003	ActiveTag Network Receiver-Standard—Receiver with both Wiegand and RS-232 serial interface.	$	$545
AT-132-NR-IP 000.010.004	ActiveTag Network Receiver (IP)—Receiver with both Wiegand and Ethernet TCP/IP interface.	$	$1,425
ACTIVE TAG (AT SERIES) ANTENNAS
AT-132-A-PT 800.091.402	ActiveTag Plex Antenna-Thin—wall mount Plexiglas activation antenna, Size: 0.4 × 4.5 × 37 inches, Range: 6-8 ft with Personnel Tag.	$	$495
AT-132-A-PW 800.091.400	ActiveTag Plex Antenna-Wide—post/ballard mount Plexiglas activation antenna, Size: 0:5 × 9 × 52 inches, Range: 6-8 ft with Vehicle Tag.	$	$545
At-132-A-PO 800.091.401	ActiveTag Plex Antenna-Overhead—ceiling mount Plexiglas activation antenna, Size: 0.5 × 21 × 21 inches (2 inch clearance below ceiling) Range: 4 × 4 ft coverage at 9 ft height with Personnel or Asset Tag.	$	$605
AT-132-A-F 800.091.002	ActiveTag Flex Antenna—thin, flexible activation antenna mounts under carpet, behind pictures, or overhead, Size: 0:2 × 10.5 × 21 inches, Range: 6-8 ft. with Personnel Tag, 4-6 ft. with Asset Tag.	$	$655

AT-132-A-F8 800.026.009	Picture Frame Antenna only—no antenna tuning unit Same as above but used with AT-132-AT and NR series applications	$	$655
AT-132-AF10 800.026.011	Picture Frame Antenna only—no antenna tuning unit Same as above but used with AT-132-AT and NR series applications	$	$715
AT-132-VL-S 000.005.038	ActiveTag Road Loop Antenna-Single Lane—in-pavement loop antenna kit for AT-132-AT Activator. Covers single lane up to 16' feet wide (4' X 16' saw cut loop). Includes TX antenna loop cable and AT-132-AW RX antenna kit with bracket, BNC connectors and mounting hardware.	$	$325
AT-132-VL-D 000.005.039	ActiveTag Road Loop Antenna-Double Lane—in-pavement loop antenna kit for AT-132-AT Activator. Covers single lane up to 36' feet wide (4' X 36' saw cut loop). Includes TX antenna loop cable and AT-132-AW RX antenna kit with bracket, BNC connectors and mounting hardware.	$	$385
AT-132-AW 000.005.050	Receive Antenna-Whip—315 MHz whip RX antenna kit. Includes antenna, bracket, coaxial cable, BNC connectors & mounting hardware.	$	$105
AT-132-AW-B 800.028.002	Antenna Mounting Bracket-Whip—bracket assembly with BNC connector.	$	$55
RFID TAGS STANDARD COLOR IS BEIGE (BGE) UNLESS OTHERWISE SPECIFIED BLACK (BLK) ONLY AVAILABLE WHERE INDICATED, SUBJECT TO AVAILABILITY
AT-132RF 800.115.001	Basic Ruggedized Key Fob Tag—ActiveTag for Personnel ID & Key Control. BLACK		33.00
AT-132PF 800.100.009	Basic Key Fob Tag—Replaceable Battery—No switch BLACK		31.00
AT-132P 800.100.007	Personnel Tag—ActiveTag for Personnel ID. Recessed case for PVC insert. Slotted. BLACK		28.00
AT-132PF-C 800.100.011	Personnel Fob Tag with Duress Button—ActiveTag for Personnel ID w/ button activated duress alarm, Replaceble Battery with Push Button. BLACK.		49.00
AT-132PB 800.097.013	Personnel Beacon Tag. ActiveTag with beacon signal.		42.00
AT-132V 800.097.008	Basic Vehicle Tag—ActiveTag for Vehicle ID. BEIGE ONLY.		28.00
AT-132W 800.112.001	Personnel Wrist Band Tag with Tamper Detect and Beacon		35.00
AT-132V-D	Vehicle Tag w/ Tamper Alarm & Disable upon removal.		35.00

AT-132V-M 800.097.011	Metal Mount Equipment Tag—ActiveTag for equipment or vehicle ID. Mounts directly to exterior metal surfaces. Operates at extreme temperatures (-40 to +185 F). BLACK ONLY.	47.00

AT-132A 800.100.004	Basic Asset Tag—ActiveTag for Asset ID. BEIGE OR BLACK	33.00
AT-132A-T 800.097.003	Asset Tag with Tamper Detect—ActiveTag for Asset ID. Tamper alarm upon removal. BEIGE OR BLACK.	39.00
AT-132AB 800.100.003	Asset Beacon Tag—ActiveTag with beacon signal for Asset ID. BLACK ONLY.	47.00
AT-132AB-T 800.097.003	Asset Beacon Tag w/ Tamper Detect—Active Tag w/ beacon signal for Asset ID. Tamper alarm upon removal. BLACK ONLY.	50.00
AT-132AM 800.097.001	Asset Tag—ActiveTag for Asset ID. Mounts directly to metal surfaces.	47.00
AT-132AM-T 800.097.001	Asset Tag with Tamper Detect—ActiveTag for Asset ID. Tamper alarm upon removal. Mounts directly to metal surfaces.	53.00
AT-132AMB 800.097.001	Asset Beacon Tag—ActiveTag with beacon signal for Asset ID. Mounts directly to metal surfaces. BLACK ONLY.	61.00
AT-132AMB-TA 800.097.001	Asset Beacon Tag w/ Tamper Detect—Active Tag w/ beacon signal for Asset ID. Tamper alarm upon removal. Mounts directly to metal surfaces. BLACK ONLY.	66.00
AT-132AMBA 800.097.001	Asset Beacon Tag w/ Temperature Monitoring—ActiveTag w/ temperature monitoring for Asset ID. Mounts directly to metal surfaces.	70.00
AT-132AMB-TA 800.097.001	Asset Beacon Tag w/ Tamper Detect and Temperature Monitoring—ActiveTag w/ tamper alarm upon removal and temperature monitoring for Asset ID. Mounts directly to metal surfaces.	74.00
AT-132-L 800.097.002	Cargo Tag. Loop Mounted with Tamper detect. Black	26.00
AT-132-V-V 304.003.022	Hook and Loop Tape for tag mounting RFID Software and Accessories	2.00
RFID SOFTWARE AND ACCESSORIES
e/OLS for EBI 400.020.001	e/OLS for EBI Axcess Asset Locator point server software (ordered through EBI Specifier)	4,047.00
AT-132-LED 800.061.001	LED Tag—Installation and diagnostic tool.	53.00

AT-132-APS 800.054.001	Proximity Antenna	112.00
AT-DCR-1 133.001.001	Dry Contact Relay-Single- dry contact TTL relay for use with AT receivers 12-24VDC, 2 amp.	48.00
AT-132-AT-PS 141.002.006	Power supply for AT-132-AT (sold as replacement)	48.00
AT-132-NR-S-PS 141.002.007	Power supply for AT-132-NR-S (sold as replacement)	27.00
AT-132-NR-IP-PS	Power supply for AT-132-NR-IP (sold as replacement)	45.00
LCR55	LCR Inductance Meter	656.00

SCHEDULE B

        Rebate Process

SCHEDULE C

        See Schedule C of this agreement

SCHEDULE C
PURCHASE ORDER TERMS AND CONDITIONS
BETWEEN HONEYWELL AND SUPPLIER

1.) ACCEPTANCE AND TERMS AND CONDITIONS:

        A.) Seller shall accept this Strategic Agreement and any subsequent purchase orders and any amendments thereto by signing the Acceptance Copy and returning it to the Buyer promptly.

        B.) By acceptance of this Strategic Agreement and the subsequent purchase orders, Seller agrees to be bound by, and to comply with all the Terms and Conditions, including any amendments thereto, and all specifications and other documents referred to in the purchase orders. However, performance of the work called for in the purchase orders, in the absence of the Seller's written acknowledgment thereto shall be deemed acceptance of the purchase orders.

        C.) This Strategic Agreement, and any subsequent purchase order, does not constitute an acceptance by Buyer of any offer to sell, any quotation, or any proposal. Reference in this Strategic Agreement, or any subsequent purchase order, to any such offer to sell, quotation, or proposal shall in no way constitute a modification of any of the Terms and Conditions in this Strategic Agreement.

        ANY ACKNOWLEDGMENT OF THIS STRATEGIC AGREEMENT CONTAINING TERMS AND CONDITIONS INCONSISTENT WITH OR IN ADDITION TO THE TERMS AND CONDITIONS OF THIS STRATEGIC ALLIANCE IS NOT BINDING UPON BUYER AND, UNLESS SPECIFICALLY ACCEPTED BY BUYER IN WRITING, BUYER HEREBY OBJECTS THERETO.

2.) PRICE AND TAXES:

        Firm prices specified herein which are accepted by Seller shall not be subject to change without the written approval of Buyer. Buyer generally purchases such products, goods or equipment referenced herein for resale; thus, in certain circumstances, no taxes should be imposed on the transactions undertaken pursuant to this agreement. Except where otherwise indicated by Buyer in a Purchase Order or release submitted to Seller, the total price shall not include any federal, state and local sales, use, excise, privilege, payroll, occupational or other taxes applicable to the goods furnished to Buyer hereunder.

3.) DELIVERY AND DELAYS:

        Seller shall deliver the equipment, materials or work ordered by Buyer (herein "goods"), in accordance with the delivery schedule and destination stated in the purchase orders. Delay beyond the required schedule shall be excused by Buyer in writing (i) if due to an unforeseeable labor dispute or other force majeure cause beyond Seller's control and without the fault or negligence of Seller and (ii) provided Seller notifies Buyer promptly of the cause of such delay and the date when performance will be resumed by Seller, and Buyer approves in writing an extension of the time to perform.

        Seller shall furnish and maintain ample and competent labor, supervisors, management and engineers of all classes, as well as ample resources and facilitates both in its shops and at the job-site to meet the schedule specified in the purchase orders. Seller shall begin the work at such time as will ensure its progress and completion as established pursuant to the purchase orders and shall complete same, free of all liens and charges, at the time specified for completion.

        If, in the opinion of the Buyer, Seller fails to prosecute the work with all necessary means and diligence to ensure its completion within the time specified, Buyer may give Seller written notice to that effect and order Seller at Seller's expense to employ more personnel, have personnel work overtime, extra shifts, Saturdays, Sundays or holidays, and use more machinery, equipment, tools, and other resources upon the work. Seller shall specify to Buyer the additional resources to be employed by Seller and Buyer shall decide whether or not such additional resources will be sufficient in the Buyer's judgment, for the successful prosecution of the work. Should Seller fail to comply with such written demand within ten (10) working days from the date thereof, or within such other time as Buyer may in writing prescribe, Buyer may without prejudice to any other remedy it may have, employ any necessary means to complete the work within the time specified, including, at Buyer's option, declaring Seller to be in default and take action as provided for herein or at law or in equity.

4.) SUB-ORDERS:

        Buyer has the right to approve or reject any of Seller's sub-suppliers. Seller must submit for Buyer's prior approval, the names of all major sub-suppliers prior to placing the sub-orders. A sub-supplier shall be considered "major" if the work supplied constitutes more than 10% of the value of the purchase order. Seller shall incorporate all pertinent Terms and Conditions of this purchase order with Seller's sub-suppliers. Seller shall furnish Buyer one (1) copy of all sub-orders (unpriced) showing required shipping date, shipping point and the mode of transport. Seller shall advise Buyer in writing of any delivery date not being met by sub-suppliers as soon as Seller becomes aware of any potential or actual slippage in delivery.

5.) PACKING AND SHIPPING:

        The price shall include all charges for packing, freight and transportation to the FOB Point, unless otherwise specified in the purchase orders. All goods shall be properly marked for identification with Buyer's purchase order and identification numbers. Packaging shall be in accordance with good commercial practices. All packages shall contain a packing slip, a copy of which shall be mailed directly to the Buyer. Seller shall not make partial shipments, nor deviate from Buyer's shipping instructions, without Buyer's prior written consent. Buyer may return to Seller or store at Seller's expense any goods delivered in advance of delivery dates shown in the purchase orders.

6.) INSPECTION AND RECEIPT OF GOODS:

        All goods covered by the purchase orders are subject to inspection, testing and final acceptance or rejection by Buyer at destination, unless otherwise specified therein. The goods are also subject to inspection by Buyer at Seller's plant, or Seller's sub-supplier's plant. If after delivery Buyer finds the goods to be defective in workmanship, material or design or otherwise not in conformity herewith or with the drawings and/or specifications pertaining hereto, Buyer will notify Seller of the defect or non-conformity and request that the defect or nonconformity be corrected by Seller in an expeditious manner. If, in the opinion of Buyer, Seller has not taken steps to correct the breach within a reasonable time, then Buyer may, at its discretion, by written notice to Seller (i) rescind the purchase order and, if applicable, return the defective goods to Seller freight collect, (ii) accept the defective goods at an equitable reduction in price, or (iii) reject and hold the defective goods at Seller's expense subject to their disposal, and require the delivery of replacement goods, or payment to Buyer of the replacement cost of the goods. If Seller fails to deliver such required replacements promptly, Buyer may (i) replace such goods and charge Seller with the cost incurred thereby or (ii) terminate the purchase order for default as provided in Clause 16. No inspection, test, or acceptance of goods by Buyer shall relieve Seller of its warranty obligations or other obligations to meet the requirements hereof. Rights granted to Buyer are in addition to any other remedies provided at law or in equity. If Buyer is to witness inspection as specified in the purchase orders, the goods shall not be shipped without written release by Buyer's inspectors or a written waiver of inspection. Seller shall notify Buyer's Purchasing Department in writing at least ten (10) days prior to Seller's scheduled final or, if applicable, preliminary or intermediate inspection dates.

7.) RISK OF LOSS / PASSAGE OF TITLE:

        Seller shall bear all risk of loss or damage to goods covered by the purchase orders until acceptance of delivery by Buyer at the FOB Point. This does not relieve Seller of risk of loss responsibility for hidden damages discovered after acceptance of delivery. Title to goods shall pass to Buyer at the FOB Point, or sooner if so provided in the purchase order.

8.) PAYMENT AND INVOICING:

        Terms of payment, unless otherwise specified in the purchase order, are Net 60 days, less any applicable retention, after receipt of invoice or delivery of goods at destination, whichever is later. If the purchase order provides for any progress (or advance) payments based on specific milestones or activities, Seller's invoice shall certify to the accomplishment or performance by Seller of said milestone or activity, and that Buyer has obtained a security interest in such goods to the extent of any payment so made. Final payment for the purchase orders shall be made by Buyer after Seller has satisfied all contractual requirements, including the submittal requirements as specified in the purchase order. After each shipment, Seller shall send a separate invoice for each such shipment, stating the purchase order and item numbers, in triplicate, with original Bill of Lading or express shipping receipt. Payment of invoices made as specified herein, shall not constitute acceptance of goods ordered, and shall be subject to appropriate adjustment for failure of Seller to meet the requirements hereof. Any applicable cash discount period shall commence on receipt of invoice or delivery of acceptable goods at destination, whichever is later.

9.) DRAWINGS:

        Seller shall not fabricate, ship or invoice goods that require Buyer's drawing review without first obtaining such review. Seller shall reimburse Buyer for any excess expense incurred by Buyer caused by Seller's failure to comply herewith.

10.) GENERAL WARRANTY:

        In addition to any other express or implied warranties, Seller warrants to Buyer and each of its Customers that the goods furnished pursuant to the purchase orders shall be:

  A)
  Free of any claim of any nature by any third person and that Seller will convey clear title thereto to Buyer as provided hereunder:

  B)
  Of merchantable quality, free from all defects in design, workmanship and materials, and will be fit for the particular purposes for which they are purchased and that the goods are provided in strict accordance with the specifications, samples, drawings, designs or other requirements (including performance specification) approved and adopted by Buyer:

  C)
  In addition to any other remedies Buyer may have, if goods delivered pursuant to the purchase orders and accepted by Buyer are found within twelve (12) months from the date of initial installation or eighteen (18) months from shipment whichever is greater, not to be as warranted, Buyer may, upon oral or written notification to Seller and at Seller's expense, require Seller to take all necessary action to correct the breach in the most expeditious manner as dictated by existing circumstances by repair or replacement of such goods at the job-site. Seller shall further compensate Buyer for additional direct costs, without respect to margin or feee consideration, it reasonably incurs and documents as a result of the failure clearly demonstarted to be the fault of Seller, not to exceed $2,000 per failure. If the Seller does not expeditiously take steps to correct the breach, Buyer may do so. However, such action on Buyer's part will not relieve Seller of its responsibility.

    Any goods corrected or furnished in replacement shall also be subject to all the provisions of this clause to the same extent as items initially furnished and a like warranty period commencing with acceptance of the completed correction or replacement. For any repairs to replacements, Seller will perform all normal tests necessary to verify conformance to the purchase order. Costs for tests shall be borne by Seller.

  D)
  Buyer shall give Seller prompt notice of any breach of the foregoing warranty. The performance of Seller's corrective work shall be scheduled by Buyer and Seller, so as to conform to the operational requirement of the plant.

  E)
  Any attempt by Seller to limit, disclaim, or restrict any such warranties or remedies of Buyer, by acknowledgment or otherwise, in accepting or performing under the purchase orders, shall be null, void, and ineffective without Buyer's written consent.

11.) SET-OFF:

        Buyer shall be entitled at all times to set off any amount owing at any time from Seller to Buyer or any of its affiliated companies against any amount payable at any time by Buyer in connection with the purchase orders.

12.) CONFIDENTIALITY AND REPRODUCTION RIGHTS:

        All designs, drawings or other written information obtained by Seller from Buyer in connection with the purchase orders are received in confidence and shall remain the property of the Buyer. Seller shall not use or disclose any details to any third party and/or any employees other than to the extent necessary for the performance of the purchase orders, without obtaining the prior written consent of Buyer. Buyer does not grant or convey to Seller by virtue of the purchase orders any reproduction rights to the goods hereunder. Any knowledge or information which the Seller shall have disclosed or may hereafter disclose to Buyer and which in any way relates to the goods or services covered by the purchase orders shall not, unless otherwise specifically agreed to in writing by Buyer, be deemed to be confidential or proprietary information, and shall be acquired by Buyer, free from any restrictions (other than a claim for patent infringement), as part of the consideration of the purchase orders. Furthermore the Seller agrees not to disclose the existence and details of established price, discounts and or rebates negotiated in this agreement.

13.) PATENTS:

        Seller shall defend any allegation, suit or proceeding brought against Buyer or its Customers that is based on a claim that any article or apparatus, or any part thereof constituting goods furnished under these purchase orders, as well as any device or process necessarily resulting from the use thereof, constitutes an infringement of any patent, if notified promptly in writing and given authority, information, and assistance (at Seller's expense) for the defense of same, and Seller shall pay all damages and costs awarded therein. In case use of said article or apparatus, part or device is enjoined, Seller shall, at its own expense (a) procure for Buyer the right to continue using said article or apparatus, part or device or (b) replace same with a non-infringing equivalent and pay for any installation costs thereof and any other damages incurred by Buyer due to the infringement.

14.) INDEMNITY AND INSURANCE:

        Seller shall indemnify and hold harmless Buyer against loss and liability for all personal injury, including death, and property damage caused by equipment, goods, parts or services provided by Seller or work performed by Seller hereunder, and wherever located, whether performed by its employees or subcontractors. Seller shall defend or settle any suit or proceeding and pay any judgment and expenses brought against Buyer arising from its purchase and/or use of the goods and services covered by the purchase orders. Seller shall also hold Buyer free and harmless from all liability and litigation expenses arising out of claims of title to any goods furnished hereunder, claims of trademark or copyright infringement, or claims or failure to comply with safety and health inspection and labeling statutes. Seller shall maintain insurance coverage satisfactory to Buyer to cover the above and, upon Buyer's request, shall furnish to Buyer appropriate evidence of such insurance.

15.) CHANGES:

        The Buyer may at any time, in writing, make changes within the general scope of the purchase orders, in any one or more of the following: (i) drawings, designs, or specifications where the goods to be furnished are to be specially manufactured for the Buyer in accordance therewith, (ii) the method of shipment or packing, (iii) the place of delivery, or (iv) the amount of furnished goods. If any such change causes an increase or decrease in the cost of, or the time required for the performance of any work under the purchase order, an equitable adjustment shall be made in the contract price or delivery schedule, or both, and the purchase order shall be modified in writing accordingly. Any claim by the Seller for adjustment under this claim must be asserted within ten (10) days from the date of receipt by the Seller of the notification of change; provided, however, that the Buyer, if it so chooses, may receive and act upon any such claim asserted at any time prior to the final payment under the purchase order. Any change in the purchase order shall be authorized only by a duly executed Purchase Order Amendment.

16.) TERMINATION FOR DEFAULT:

        Time is of the essence for the purchase order. If (i) Seller fails to make any delivery, perform any services in accordance with the specified delivery dates, ceases to conduct its operations in the normal course of business, including the inability to meet its obligations as they mature, or otherwise fails to comply with the purchase order or (ii) Seller fails to make progress to such an extent that performance of the work is endangered, or (iii) any proceeding is filed by or against Seller in bankruptcy or insolvency, or for appointment for the benefit of creditors, and Seller does not remedy such failure within five (5) days after written notice by Buyer, Buyer may (in addition to any other remedy provided by law) terminate all or any part of the purchase order by written notice to Seller without any liability, except for deliveries made and/or for goods then completed and subsequently delivered in accordance with the terms of the purchase order. Buyer may purchase substitute goods elsewhere and Seller shall be liable to and reimburse Buyer for any excess cost occasioned thereby. Upon such termination herein or under Clause 17, Seller shall stop work, notify subcontractors to stop work and protect any of Buyer's property in its or in its subcontractor's possession until transfer of such property by Buyer.

17.) TERMINATION FOR CONVENIENCE:

        Buyer may at any time by written notice to Seller cancel the purchase order or any part thereof at its convenience for reasons other than default as provided in Clause 16 hereof, in which event Buyer shall pay Seller's actual costs incurred in the execution of Seller's work hereunder to date of cancellation. If any goods covered hereby are standard stock merchandise, Buyer may return such goods to Seller for credit less 15% restocking fee. Products will be returned complete in as shipped condition, or if not the restocking fee shall be 25%. Buyer shall have no liability for any anticipated profit and/or overhead.

18.) RIGHT TO ASSURANCES:

        Whenever Buyer in good faith has reason to question Seller's intent to perform, he may demand in writing that Seller give a written unqualified assurance of his intent to perform. In the event that no assurance is given within five (5) days of such demand, Buyer may treat Seller's failure to provide such assurance as an anticipated repudiation of the purchase order.

19.) EXTRA CHARGES:

        No extra charge of any kind will be allowed unless specifically agreed to in writing by Buyer's authorized representative.

20.) NON-ASSIGNMENT AND SUBCONTRACTS:

        Seller shall not assign the purchase order or any rights hereunder or subcontract all (or substantially all) of the work called for hereunder without the prior written consent of Buyer, and any attempted assignment without Buyer's written approval shall be voidable at the option of Buyer.

21.) BUYER'S PROPERTY:

        Unless otherwise agreed in writing, all tools, equipment, or material of every description furnished to Seller by Buyer or specially paid for by Buyer, and any replacement thereof, or any materials affixed or attached thereto, shall be and remain the personal property of Buyer. Such property, and whenever practical each individual item thereof, shall be plainly marked or otherwise adequately identified by Seller as "Property of Honeywell" and shall be safely stored separate and apart from Seller's property. Seller shall not substitute any other property for Buyer's property and shall not use such property except in filling Buyer's purchase orders. Such property of Buyer, while in Seller's custody or control, shall be held at Seller's risk, shall be kept insured by Seller at Seller's expense in any amount equal to the replacement costs with loss payable to Buyer and shall be subject to removal at Buyer's written request, in which event Seller shall prepare such property for shipment and shall redeliver to Buyer in the same condition as originally received by Seller, reasonable wear and tear excepted, all at Seller's expense.

22.) COMPLIANCE WITH LAWS:

        Seller agrees to comply with all applicable provisions of any federal, state, or local law or ordinance and all lawful orders, rules and regulations issued thereunder; and any provisions, representations or agreements, or contractual clauses required thereby to be included or incorporated by reference or operation of law in the contract resulting from acceptance of the order and dealing with:

Equal Opportunity	(Executive Order 11246 as amended by Executive Orders 11375 and 12086)
Employment of Veterans	(Executive Order 11701)
Employment of Handicapped	(Executive Order 11758 as amended by Executive Order 11867)
Employment Discrimination Because of Age	(Executive Order 11141)
Utilization of Disadvantaged Business Enterprises	(Executive Order 11625 & Public Law 95507)

        Seller certifies that with respect to purchase orders which exceed $10,000, Seller is in compliance with the requirements for non-segregated facilities set for in 41C60 1.8.

        Seller warrants that each chemical substance constituting or contained in goods sold or otherwise transferred to Buyer hereunder is on the list of chemical substances compiled and published by the Administrator of the Environmental Protection Administration pursuant to the Toxic Substances Control Act (P.L. 94. 469), as amended.

        Seller certifies and guarantees that the goods supplied hereunder are in compliance with applicable sections of the Federal Consumer Product Safety Act (P.L. 92. 573), as amended, and lawful standards and regulations thereunder. Further, in accepting the purchase order, Seller represents that the goods to be furnished hereunder were or will be produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, including Section 12(a) and Seller shall insert a certificate to that effect on all invoices submitted in connection with the purchase order.

        Seller agrees to comply with all requirements of 29CFR Part 1910.1200, Hazard Communication, of the Occupational Safety and Health Act and PA Worker and Community Right to Know Act 1984-159, including the submittal by the Seller of all applicable Material Safety Data Sheets prior to shipment of ordered goods to the Buyer.

23.) WAIVER:

        The waiver by Buyer of any nonperformance or breach by Seller of any provisions of the purchase order must be in writing and shall not be construed as waiving any such provision in the future.

24.) ENTIRE AGREEMENT AND ORDER OF PRECEDENCE:

        The purchase order with such documents as are expressly incorporated herein by reference, is intended by the parties as a final expression of their agreement with respect to such terms as are included herein, and is intended also as a complete and exclusive statement of the terms of their agreement. No course or prior dealings between the parties and no usage of the trade shall be relevant to determine the meaning of this agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection.

        In case of any conflict between these Terms and Conditions and the other more specific provisions of the purchase order, such other more specific provisions shall control. The Terms and Conditions of this agreement shall govern unless specific provisions have been called out in the body of the Purchase Order.

25.) WAIVER OF LIENS:

        Before the Seller shall be entitled to final payment, Seller shall satisfy Buyer that all bills for labor, material, services, licenses, and other expenses for which Buyer might be sued or for which a lien might be filed, have been fully satisfied. The Seller shall execute and file with Buyer a release, whereby the Seller shall release any and all claims, actions, and liens against Buyer on account of the purchase order and shall agree to save harmless the Seller from future claims, actions, and liens. Application for final payment shall be accompanied by Waivers and Releases of Liens for all subcontractors and material men, if required, by Buyer.

26.) FOREIGN PURCHASES:

        A.) If the front side indicates Purchaser is Importer of Record, the following applies to all transactions involving imported goods; Paragraph B does not apply.

        ANTI-DUMPING: Seller warrants that all sales made hereunder are or will be made at not less than fair value under the United States Anti-dumping Law (19 U.S.C. Sec. 160 et seq), and Seller will indemnify, defend and hold Purchaser harmless from and against any costs or expenses (including but not limited to any anti-dumping duties which may be imposed) arising out of or in connection with any breach of this warranty.

        B.) If front side indicates Seller is Importer of Record, the following applies to all transactions involving imported goods; Paragraph A does not apply:

        IMPORTER OF RECORD: Seller agrees that Purchaser will not be a party to the importation of the goods, that the transaction(s) represented by this order will be consummated subsequent to importation, and that Seller will neither cause nor permit Purchaser's name to be shown as "Importer of Record" on any customs declaration.

        DRAWBACK: Upon request and where applicable, Seller will provide Purchaser Customs Form 7543 entitled "Certificate of Delivery" properly executed.

SCHEDULE E

        This schedule shall document:

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  Axcess's Product fulfillment support organization and process

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  AXCESS Inc. Product Fulfillment Support Organization and Process:

        Purchase Order Contacts:

  V.P. Business Development
  Production Mgr.
  Channel Sales Support Mgr.

Process:

1.
P.O.s are received and quality assessed for correctness by one of the above contacts

2.
Production processes P.O. and assigns ship dates.

3.
Production sends PO to accounting for order entry and assignment of Sales Order number.

4
When order is ready to ship production generates picking sheet and packing list

5
Accounting generates an Invoice and mails it to the customer

6
Product is assigned to a shipper for delivery.

SCHEDULE—F

Axcess' Product Sales and Technical support organization and process

Technical Support Contacts:

Technical Service Hotline:

Contact:

  Customer Support Mgr.

        For technical support or Return Authorization information contact Tom Beadle.

        No product will be accepted at our shipping dock without a valid RMA # written on the outside of the package.

QuickLinks

  Exhibit 10.8
WORLD-WIDE SUPPLY AGREEMENT BETWEEN HONEYWELL INTERNATIONAL AND AGREEMENT CONTROL NUMBER FPHW2084
SCHEDULE C PURCHASE ORDER TERMS AND CONDITIONS BETWEEN HONEYWELL AND SUPPLIER